AMENDMENT TO SUB-ADVISORY AGREEMENT

    This Amendment to Sub-Advisory Agreement (“Amendment”) is effective as of September 1, 2019 by and between Ohio National Investments, Inc. (the “Adviser”) and BlackRock Investment Management, LLC (the “Sub-Adviser”).

Recitals

    The Adviser and the Sub-Adviser are parties to a Sub-Advisory Agreement dated February 1, 2019 (the “Agreement”) pursuant to which the Adviser retained the Sub-Adviser to supervise and manage the assets of the ON BlackRock Advantage Small Cap Growth Portfolio (formerly the ON Bryton Growth Portfolio)(the “Portfolio”) of Ohio National Fund, Inc. (the “Fund”); and

    The Adviser and the Sub-Adviser desire to amend the sub-advisory fees payable to the Sub-Adviser.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Sub-Advisory Fees. The first paragraph of Appendix A to the Agreement is hereby deleted and replaced with the following:

The Sub-Adviser shall be entitled to Sub-Advisory Fees at the following annual rates:

0.40% of the first two hundred and fifty million dollars ($250 million) of the average daily net assets of the Portfolio and 0.35% of the average daily net assets of the Portfolio in excess of two hundred and fifty million dollars ($250 million)

2.

Effect.   Except as amended herein, all terms of the Agreement remain in full force and effect. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

3.

Counterparts.   This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed below as of the date first above written.

Ohio National Investments, Inc.	BlackRock Investment Management, LLC

By: /s/ Gary R. Rodmaker	By: /s/ Michael J. Ferraro
Gary R. Rodmaker	Name: Michael J. Ferraro
President	Title: Managing Director

Accepted & Agreed:
Ohio National Fund, Inc.
By: /s/ Michael J. DeWeirdt
Michael J. DeWeirdt
President